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                                                                    EXHIBIT 12.1

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Audio Communications Network, Inc. and Muzak LLC
Ratio of Earnings to Fixed Charges
(dollars in thousands)
-------------------------------------------------------------------------------------------------------------------------------


                                Audio Communications Network, Inc. (Predecessor)                        Muzak LLC
                       ------------------------------------------------------------------- ------------------------------------
                           Period From                                       Period from         Period From     For the three
                           July 6, 1998    Year Ended December 31, 1998    January 1, 1998    October 7, 1998        months
                             through       ----------------------------        through             through           ended
                       December 31, 1998       1996          1997        October 6, 1998    December 31, 1998    March 31, 1998
                       ------------------  ------------  -------------  ------------------ ------------------   ---------------
Earnings to fixed
 charges calculation:
---------------------

Fixed charges
 calculation:
-------------

 Interest expense,
  including amorti-
  zation of deferred
  financing fees            $      566     $      1,926  $      2,669    $     2,520            $    1,033         $    2,113

1/3 of rent expense                 40              140           244             75                    31                 60
                            ----------     ------------  ------------    -----------            ----------         ----------
  Total fixed charges       $      606     $      2,066  $      2,913    $     2,595            $    1,064         $    2,173
                            ==========     ============  ============    ===========            ==========         ==========

Earnings calculation:
---------------------

  Net loss (income)         $     (850)    $       (545) $     (1,403)   $    (3,428)           $   (1,147)        $      130

Add:
----

  Fixed charges                    606            2,066         2,913          2,595                 1,064              2,173
                            ==========     ============  ============    ===========            ==========         ==========
Less:
-----

  Extraordinary gain on
   extinguishment of debt          -                -             -              -                     -                 (727)
                            ==========     ============  ============    ===========            ==========         ==========
   Total earnings:          $     (244)    $      1,521  $      1,510    $      (833)           $      (83)        $    1,576
                            ==========     ============  ============    ===========            ==========         ==========
Ratio of earnings
   to fixed charges:             (0.40)x           0.74x          0.52x         (0.32)x              (0.08)x             0.73 x
                            ==========     ============  ============    ===========            ==========         ==========

Amount of earnings
  inadequate to cover
  fixed charges:            $      850     $        545  $      1,403    $     3,428            $    1,147         $      597
                            ==========     ============  ============    ===========            ==========         ==========
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